Exhibit 99.02

SENECA BIOPHARMA, INC.
SPECIAL MEETING OF STOCKHOLDERS

March 24, 2021

Ladies and gentlemen, Welcome to Seneca Biopharma’s special meeting of stockholders. I’m Kenneth Carter, Chairman of the Board of Directors. Seneca will be adjourning the special meeting of stockholders until Friday, April 9, 2021 at 11:00 a.m. Eastern Time in order to provide additional time for stockholders to vote on all of the proposals. If you have already voted in favor of all proposals, thank you for your participation, and no further action is required of you. If you have already voted against any of the proposals, you have an opportunity to change your vote prior to the new meeting date and we encourage you to do so. If you are a stockholder as of the record date (February 9, 2021) and have not yet voted, your support is critical, and we encourage you to vote FOR all proposals. Prior to the new meeting date, stockholders will continue to be able to vote online, by phone, or by returning their proxy card. If any stockholders at this meeting wish to vote their shares today or at any time prior to the new meeting date, please contact the Company’s proxy solicitor, Kingsdale Advisors toll free at 1-855-682-2019 or collect at 1-416-867-2272 for assistance. Thank you and the meeting is adjourned until April 9, 2021 at 11:00 a.m. Eastern Time.